Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Elevance Health Puerto Rico Retirement Plan, as amended and restated effective January 1, 2024 and as further amended effective February 20, 2024, of our reports dated February 21, 2024, with respect to the consolidated financial statements and financial statement schedule of Elevance Health, Inc. and the effectiveness of internal control over financial reporting of Elevance Health, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

February 23, 2024